FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                  REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  BioTime, Inc.
             (Exact name of registrant as specified in its charter)

                                   California
                    (State of incorporation or organization)

                                   94-3127919
                      (I.R.S. Employer Identification No.)

          935 Pardee Street, Berkeley, California         94710
         (Address of Principal executive offices)       (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class            Name of each exchange on which
       to be so registered            each class is to be registered

             None



         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

         Securities Act registration statement file number to which this form relates: ________
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                           Common Shares, no par value
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

Common Shares

         Each holder of record of Common Shares is entitled to one vote for each outstanding Common Share owned by him on every matter properly submitted to the shareholders for their vote.

         The Common Shares have no preference as to dividends. Subject to the dividend rights of any of the preferred shares that may be issued from time to time, holders of Common Shares are entitled to any dividend declared by the Board of Directors out of funds legally available for such purpose.

         The Common Shares have no preference as to liquidation. Subject to the prior payment of liquidation preference to holders of any preferred shares that may be issued, holders of Common Shares are entitled to receive on a prorata basis all remaining assets of the Company available for distribution to the holders of Common Shares in the event of the liquidation, dissolution, or winding up of the Company. Holders of Common Shares do not have any preemptive rights to become subscribers or purchasers of additional shares of any class of the Company's capital stock.

         The Common Shares have no restriction on alienability.

Item 2.  Exhibits.

1. A copy of the certificate for the security being registered is included as Exhibit 4(a) to Registrant's Registration Statement on Form S-1, No. 33-44549, filed with the Commission on December 18, 1991, and Amendment No. 1 and Amendment No. 2 thereto filed with the Securities and
         Exchange Commission on February 6, 1992 and March 7, 1992, respectively, which exhibit is incorporated herein by reference.

2. Articles of Incorporation, as amended, are included as Exhibit 3.1 of Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 filed with the Securities and Exchange Commission, which exhibit is incorporated herein by reference..

3. Bylaws, as amended, are included as Exhibit 3(c) to Registrant's Registration Statement on Form S-1, No. 33-48717 and Post-Effective Amendment No. 1 thereto, filed with the Securities and Exchange Commission on June 22, 1992 and August 27, 1992, respectively, which exhibit is incorporated herein by reference.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date April 23, 1998                        BioTime, Inc.



                                    By:    /s/Paul Segall
                                        ---------------------------------------
                                           Paul Segall, Chief Executive Officer